Exhibit 99.1

NEWS RELEASE	Security Capital Assurance Ltd A.S. Cooper Building 26 Reid Street, 4th Floor Hamilton HM 11 Bermuda Tel: +1 441-279-7450

IMMEDIATE

Security Capital Assurance Ltd Announces Third Quarter 2007 Unrealized
Mark-to-Market Loss on its Credit Derivatives Portfolio

Hamilton, Bermuda, October 16, 2007– Security Capital Assurance Ltd (NYSE: SCA) (“SCA” or the “Company”) today announced that its results for the third quarter 2007 will be affected by an unrealized, pre-tax, mark-to-market loss of approximately $145 million with respect to its credit derivatives portfolio.  As a result, the Company expects to report a net loss for the third quarter under U.S. Generally Accepted Accounting Principles (“GAAP”).  The mark-to-market loss associated with the credit derivatives portfolio, however, will not impact SCA’s operating income,1 the non-GAAP measure of income used by equity research analysts to assess the Company’s performance.  The Company also announced that it will report adjusted gross premiums (“AGP”),2 a measure of new business production, for the third quarter of approximately $140 million versus $91 million in the third quarter of 2006.  No case reserves for credit losses were established by the Company during the third quarter of 2007.

“Significantly wider credit spreads in the residential mortgage and corporate credit sectors led to the unrealized loss in our credit derivatives portfolio this quarter as the market broadly re-priced credit risk,” said Paul S. Giordano, SCA’s president and chief executive officer.  “All product lines contributed to strong year-over-year production growth, reflecting the opportunities we saw to write new business at higher prices on generally stronger credit terms.  We believe our franchise is well positioned to take advantage of the improved environment for providing financial guarantee protection going forward.”

1      Operating income measures net income available to common shareholders, as determined in accordance with GAAP, excluding net realized gains (losses) on investments and net realized and unrealized gains (losses) on derivative financial instruments, and certain other items.  In determining operating income, we also make an adjustment to the amount of dividends on our perpetual non-cumulative preference shares reported in accordance with GAAP during the period to reflect the amount of such dividends that would be attributable to the period as if such dividends were accrued ratably over the period.

2         AGP is a non-GAAP financial measure of new business production that is calculated by adding the sum of upfront premiums on business written during the period, installment premiums due on business written during the period, and expected future installment premiums on business written during the period discounted at 7%.

“It is important for investors to recognize that this unrealized mark-to-market adjustment is not an actual loss, claim, or impairment of the Company’s insured portfolio. Our credit derivative contracts are functionally equivalent to the financial guarantee insurance policies we write, are held to maturity, and are not subject to margin or collateral calls,” commented David Shea, SCA’s chief financial officer.

Though material, the GAAP loss will not impact SCA’s continued compliance with the covenants in the Company’s credit facilities.  In addition, the Company’s statutory capital, the basis for SCA’s claims paying resources, will be unaffected by the unrealized, mark-to-market loss.

Q3 Earnings Conference Call Details

Security Capital Assurance will report full third quarter results on Thursday, October 25, 2007 after the close of regular stock market hours. The company will host a conference call on Friday, October 26, 2007 at 8:30a.m. (EDT) to discuss the results.  To access the conference call, please dial +1 888-694-4702 (U.S.) or +1 973-582-2741 (International).  Please ask to be connected to “SCA’s Q3 2007 Earnings Call” and provide the following passcode: 9292974.  SCA will also broadcast a live audio webcast of the conference call.  The webcast will be available by visiting the “Investor Relations” section of the Company’s website located at http://www.scafg.com.

About Security Capital Assurance

Security Capital Assurance Ltd (NYSE: SCA) is a Bermuda-domiciled holding company whose operating subsidiaries provide credit enhancement and protection products to the public finance and structured finance markets throughout the United States and internationally.  SCA, through its subsidiaries – XL Capital Assurance Inc. (XLCA), a financial guarantee insurance provider, and XL Financial Assurance Ltd. (XLFA), a provider of reinsurance to financial guarantee insurers – issues financial guarantee insurance policies and credit default swaps, as well as the reinsurance of financial guarantee insurance and credit default products written by other insurers.  XLCA and XLFA are assigned the highest financial strength ratings by the major credit rating agencies: Aaa by Moody's Investors Service, AAA by Standard & Poor's Ratings Service, and AAA by Fitch Ratings. For more information please visit www.scafg.com.

This press release contains forward-looking statements. Such statements involve inherent risks and uncertainties. Statements that are not historical facts, including statements about the Company's beliefs or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations. Actual results may differ materially from those projected in such forward-looking statements and, therefore, you should not place undue reliance on them.  A non-exclusive list of the important factors that could cause actual events or results to differ materially from those in such forward-looking statements is set forth in the Company's most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and the

Company's other documents on file with (or furnished to) the Securities and Exchange Commission. The Company undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contact:
Investors Frank Constantinople +1 441-279-7450 frank.constantinople@scafg.com	Media Michael Gormley +1 441--279-7450 michael.gormley@scafg.com Catherine Jones +1 212-333-3810 cjones@brunswickgroup.com

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